Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS BETTER THAN EXPECTED 2016 FOURTH QUARTER AND FULL YEAR SALES

Affirms 2017 Guidance

New York, New York, January 30, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended December 31, 2016, net sales were $134.8 million, up 13.9% from $118.3 million for the final quarter of 2015. At comparable foreign currency exchange rates, consolidated fourth quarter net sales increased 15.3%. For the full year, net sales rose 11.2% to $521.1 million from $468.5 million in 2015. At comparable foreign currency exchange rates, consolidated 2016 net sales increased 12.1%. Inter Parfums plans to issue results for the 2016 fourth quarter and full year on or about March 13, 2017.

Net Sales:

	Three months ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
	($ in millions)

European based product sales	$99.9	$88.6	12.8%	$404.0	$362.7	11.4%
United States based product sales	34.9	29.7	17.3%	117.1	105.8	10.6%
	$134.8	$118.3	13.9%	$521.1	$468.5	11.2%

Jean Madar, Chairman & CEO of Inter Parfums stated, “The final quarter of 2016 was better than expected, resulting in full year sales of $521.1 million, exceeding the high end of our published guidance. With regard to European based operations, the star performer was Montblanc, which achieved a 30% increase in fourth quarter sales and a 25% increase in full year sales driven by the continued success of the Montblanc Legend fragrance family. Our newer brands were also contributors to the increase in net sales. Coach brand sales, which commenced in the second half of 2016, were well ahead of expectations, with $9.1 million in incremental sales for the quarter and $23.1 million for the year. Rochas brand sales rose 16% to $9.9 million in the final quarter of 2016, and contributed $32.3 million to full year sales; we began consolidating the brand’s sales when we acquired Rochas in June 2015.”

Mr. Madar continued, “In the absence of a major new product launch, Jimmy Choo fragrance sales declined 9% for the quarter and 2% for the year; the bar was set unusually high in 2015 when brand sales were up 18% compared to the preceding year. Lanvin brand sales declined 13% for both the fourth quarter and year, but the rate of decline has slowed somewhat with the launch of Modern Princess in France and stronger sales in the Russian market.”

On the subject of U.S. based operations, Mr. Madar noted, “Far and away, the major contributors to the over 17% increase in sales were the launch of First Instinct, our men’s scent for Abercrombie & Fitch and Wave, our fragrance duo for Hollister. The Dunhill brand was also a strong performer for the year due in great part to the continued success of the Icon fragrance family.”

Mr. Madar closed by saying, “We have an impressive line-up of new fragrance launches rolling out in 2017 for both European and U.S. based operations with a special emphasis on new brands, including our first ever new scent under the Rochas brand, our first Coach fragrance for men, and major brand extensions for the Abercrombie & Fitch and Hollister brands.”

Inter Parfums, Inc. News Release	Page 2
January 30, 2017

Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “With 2016 net sales of $521.1 million, which were about 2% ahead of the top of our 2016 sales guidance, we look for 2016 net income attributable to Inter Parfums, Inc. to come in at the top end of our guidance range of $1.10 per diluted share excluding the impact of the previously reported tax settlement, and $1.06 per diluted inclusive of the tax settlement. We also reaffirm our 2017 guidance which calls for net sales of between $550 million to $560 million, resulting in net income attributable to Inter Parfums, Inc. in the range of $1.20 to $1.24 per diluted share. Guidance assumes the dollar remains at current levels.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2015 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com